As filed with the Securities and Exchange Commission on January 6, 2023

Securities Act File No. 333-266719

Investment Company Act File No. 811-23067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 1	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 17	[X]

RIVERNORTH CAPITAL AND INCOME FUND, INC.

(Exact name of registrant as specified in charter)

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

(Address of principal executive offices)

(561) 484-7185

(Registrant’s Telephone Number)

Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

(Names and addresses of agents for service)

Copies to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700

Approximate Date of Proposed Public Offering: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-266719.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-266719 and 811-23067) of the RiverNorth Capital and Income Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits d.1, d.2, k.3, k.4 and t to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

1.	Financial Statements:

The Registrant's audited financial statements, financial highlights, notes to the financial statements and report of independent registered public accounting firm thereon have been incorporated into Part B of the Registration Statement by reference to Registrant's Annual Report for the fiscal year ended June 30, 2022 contained in its Form N-CSR/A .

2.	Exhibits:

a.1	Articles of Incorporation (1)
a.2	Articles of Amendment and Restatement (3)
a.3	Articles Supplementary Establishing and Fixing the Rights and Preferences of Term Preferred Shares (5)
b.	By-Laws of Fund. (3)
c.	None.
d.1.	Form of Subscription Certificate for Rights Offering. (9)
d.2	Form of Notice of Guaranteed Delivery for Rights Offering. (9)
e.	Terms and Conditions of the Dividend Reinvestment Plan. (3)
f.	None.
g	Form of Investment Management Agreement between Registrant and RiverNorth Capital Management, LLC. (3)
h.	None.
i.	None.
j.1	Form of Custody Agreement between Registrant and Millennium Trust Company. (3)
j.2	Master Custodian Agreement between Registrant and State Street Bank and Trust Company. (7)
j.3	Letter Agreement incorporating the Custody Agreement as of October 14, 2020, between Registrant and State Street Bank and Trust Company. (7)
k.1	Form of Agency Agreement between Registrant and Fund Transfer Agent. (3)
k.2	Administration, Bookkeeping and Pricing Services Agreement between Registrant and ALPS Fund Services, Inc. (7)
k.3	Subscription Agent Agreement. (9)
k.4	Information Agent Agreement. (9)
l.1	Opinion and consent of Faegre Drinker Biddle & Reath LLP. (7)
l.2	Opinion and consent of Shapiro Sher Guinot & Sandler, P.A. (7)
m.	None.
n.1	Consent of Independent Registered Public Accounting Firm. (8)
n.2	Report of Independent Registered Public Accounting Firm. (8)
o.	None.
p.	Subscription Agreement. (3)
q.	None.
r.1	Code of Ethics of Registrant. (3)
r.2	Code of Ethics of RiverNorth Capital Management, LLC. (3)
s.	Calculation of Filing Fees Tables. (8)
t.	Powers of Attorney. (9)

(1)	Filed on June 11, 2015 on Registrant’s Registration Statement on Form N-2 (File No. 333-204886) and incorporated herein by reference.

(2)	Filed on October 9, 2015 on Registrant’s Registration Statement on Form N-2 (File No. 333-204886) and incorporated herein by reference.

(3)	Filed on August 17, 2016 on Registrant’s Registration Statement on Form N-2 (File No. 333-204886) and incorporated herein by reference.

(4)	Filed on October 2, 2017 on Registrant’s Registration Statement on Form N-2 (File No. 333-218851) and incorporated herein by reference.

(5)	Filed on October 19, 2017 on Registrant’s Registration Statement on Form N-2 (File No. 333-218851) and incorporated herein by reference.

(6)	Filed on August 9, 2022 on Registrant’s Registration Statement on Form N-2 (File No. 333-266719) and incorporated herein by reference.

(7)	Filed on October 12, 2022 on Registrant's Registration on Form N-2 (File No. 333-266719) and incorporated herein by reference.

(8)	Filed on December 7, 2022 on Registrant's Registration on Form N-2 (File No. 333-266719) and incorporated herein by reference.

(9)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of West Palm Beach, and State of Florida, on the 6th day of January, 2023.

RIVERNORTH CAPITAL AND INCOME FUND, INC.

By:	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature		Title	Date
By:	/s/ Patrick W. Galley	President (Principal Executive Officer)	January 6, 2023
Patrick W. Galley
By:	/s/ Jonathan M. Mohrhardt	Chief Financial Officer and Treasurer	January 6, 2023
Jonathan M. Mohrhardt		(Principal Financial Officer/Principal Accounting Officer)
By:	/s/ Patrick W. Galley	Chairman of the Board and Director	January 6, 2023
Patrick W. Galley
John K. Carter(1)		Director	By:	/s/ Patrick W. Galley

J. Wayne Hutchens(1)		Director		Patrick W. Galley
David M. Swanson(1)		Director		Attorney-In-Fact
Jerry R. Raio(1)		Director		January 6, 2023
Lisa B. Mougin(2)		Director

(1)	Original powers of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement is filed, were previously executed and were filed as Exhibit t to the Registrant’s Registration Statement on Form N-2 filed on August 9, 2022 (File No. 333-266719).
(2)	Original powers of attorney authorizing Joshua B. Deringer, David L. Williams and Patrick W. Galley to execute Registrant’s Registration Statement, and Amendments thereto, for the directors of the Registrant on whose behalf this Registration Statement is filed, were previously executed and are filed herewith as Exhibit t.

INDEX TO EXHIBITS

(d)(1)	Form of Subscription Certificate for Rights Offering.
(d)(2)	Form of Notice of Guaranteed Delivery for Rights Offering.
(k)(3)	Subscription Agent Agreement.
(k)(4)	Information Agent Agreement.
(t)	Powers of Attorney.